Exhibit 99.2

Bank of Florida Corp. Announces Realignment of Executive Officer Duties
and Receipt of an Advisory Letter from Nasdaq

NAPLES, Fla.--(BUSINESS WIRE)--January 12, 2010--Bank of Florida Corporation (NASDAQ:BOFL) announced today a realignment of executive officer duties to continue to leverage the Company’s resources and talents.

Senior Executive Vice President John B. James, who has more than 40 years of banking experience, has spent the majority of his time over the past 18 months working with troubled borrowers and managing credits. “John’s skill set and substantial experience in this area has been the driver of the successes we are having in working out problem loans. As a result, I have asked him to formally move 100 percent of his focus and responsibilities to our Special Assets Division,” said Mike L McMullan, Chief Executive Officer and President. In addition to his position within the company, James will continue to provide a leadership role as a member of the Board of Directors of the Company.

Tracy L. Keegan, the company’s Chief Financial Officer, will also assume the role of Chief Administrative Officer. In addition to finance, she will also oversee human resources, operations, and information technology.

The company has named John S. Chaperon as Chief Credit Policy Officer. Chaperon has previously carried the credit responsibilities as part of his Director of Corporate Risk Management position. “It is important for us to continue to build upon the credit functions of our Company as we work through these economic times and look to the future,” stated McMullan. Chaperon will continue to oversee credit administration, credit monitoring, loan operations and loan review. The Company’s Internal Auditor and Corporate Compliance Officer will assume the interim role of Director of Corporate Risk Management.

“After reviewing the extreme depth and strength of our management team, we felt it was appropriate to make these changes as we head into 2010. We are confident that we are diligently focused on areas that will ensure the long-term future and growth of our Company,” McMullan went on to say.

In addition to management changes, the Company announced that it received an advisory letter from The Nasdaq Stock Market (“Nasdaq”) on January 6, 2010, indicating that the Company is not in compliance with Marketplace Rule 5450(a)(1) (the “Bid Price Rule”) since the closing bid price per share of its common stock has been below $1.00 per share for 30 consecutive business days. “The advisory letter was issued in accordance with standard Nasdaq procedures and has no present affect on the listing of the Company’s common stock, which will continue to trade on the Nasdaq Global Market,” stated McMullan. In accordance with Marketplace Rule 5810(c)(3)(A), the Company has been provided with a 180 calendar day grace period, or until July 6, 2010, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Company’s common stock must remain at $1.00 per share or more for a minimum of ten consecutive business days.

“The price by which a company’s stock trades on the open market is not a direct reflection of the company’s financials. The financial sector as a whole has declined substantially, and Bank of Florida has not been immune to that trend,” said McMullan. “In reviewing the trading of our Company’s stock, we believe that we have been negatively impacted by several factors, including light trading volumes which seem to intensify the effects of short selling of our stock. We do not believe that the current market price is reflective of our true enterprise value.

“Our registration statement remains on file with the Securities and Exchange Commission, and we are looking to re-launch our offering in late-first quarter. We believe recent actions taken, including our management realignment, have put us in a better position to focus on our business strategy of strengthening our core deposit market share in each of the regions we operate, effectively managing non-performing assets, continuing to reduce commercial real estate concentrations and leveraging our operating efficiencies as we systematically work through the challenges of 2010.”

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq:BOFL) is a $1.5 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on "Investor Relations." To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2010 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Bank of Florida Corporation has filed a registration statement (including a prospectus) (SEC File Number 333-161252) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling (239) 254-2100.

CONTACT:
Bank of Florida Corporation
Tracy L. Keegan, Executive VP & CFO, 239-254-2147
or
Nvestcom Investor Relations
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com